Exhibit 10.36

H E V Canton of BernBern Lease Agreement for Business Premises

Legally protected, reprinting – also in part – forbidden

Lessor:GZK Real Estate Ltd, Allmendstr. 11, 2562 Port

represented by:Kurt Ziemer

Tenant:STAAR Surgical Ltd, Hauptstr. 104, 2560 Nidau

(a number of tenants are jointly and severally liable)

Rental property:Property - Portstr. 35, 2555 Brügg, 2nd floor

Intended use:Office and commercial premises of a total of 1,507.77 m2

1.	Start of lease

The lease shall start on 01.03.2019

2.	Minimum term

The lease agreement cannot be terminated until 29.02.2024. If the minimum term of the agreement is five years or more, the rent shall be indexed. It can be adjusted once annually to the last known status of the national consumer price index.

3.	Notice period

The notice period shall be -6- months (at least six months).

Alternatively: the lease agreement shall be limited in time and shall end on ------ without any notice.

Once the minimum term has expired, termination shall be possible at the end of each month.

4.	Security

Before transfer of the property, the tenant grants a security of CHF 75,871.35.

This is provided by a bank guarantee from a Swiss bank (cf. point 15 below).

According to appended summary

5.  Rent and additional charges including 7.7% VAT

Rent:CHF 23,136.45

Additional charges (on account):CHF   2,154.00

(Delete where not applicable)

- Heating and hot water costs;

- General power costs for the common systems and facilities;

- Water and wastewater costs (including rainwater charge) along with refuse collection charges;

- Costs of periodic cleaning of the building drains, including petrol trap;

- Costs for mechanical aeration and ventilation and air conditioning of rooms;

- [text struck out]

~~- Maintenance costs for lift equipment;~~

~~- Maintenance costs for fire protection equipment, such as fire extinguishers, fire alarms and sprinkler systems;~~

- [text struck out]

- Costs of caretaking, cleaning and care of all common areas, including the surroundings and garden area (the caretaking costs include salary, all social security benefits, premium for accident insurance and expenses for cleaning materials and incidentals;

- [text struck out]

- [text struck out]

-

-

Total per monthCHF 25,290.45

Payable monthly in advance:CHF 25,290.45

This rent is deemed to be reasonable and to cover costs when the contract is concluded, unless an explicit rental retention (in Swiss francs or as a percentage) is established in point 21.

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6.	Handover

The premises designated as the rental property shall be handed over on the day the lease starts at 12.00 pm. If this falls on a Saturday, Sunday or publicly recognised holiday, the handover shall take place on the next working day. The lessor shall hand over the rental property in a clean condition and one which is suitable for the intended use. There is no entitlement to it being in a new condition. All defects shall be laid out in a handover report. If there is no such report, defects are to be communicated by the tenant to the lessor within 10 days by recorded delivery letter. Once this period has expired, the handover shall be deemed to be lawful and free of any defects. After the start of the lease, the tenant has to permit any restoration and repair work within the rental property which needs to be done by the lessor after timely advance notice. The lessor shall not be liable for any damages if they are not to blame.

7.	Regulations of use

The tenant undertakes:

-

to proceed with the utmost care when using the rental property. When bringing in heavy objects, the structural conditions should be taken into account. The tenant must find out about the permitted floor loading in advance;

-	to obtain the written consent of the lessor before using or storing materials which may pose a risk to the building or other users;
-

not to use the rental property for anything other than the contractually agreed purpose. In using the rental property, due consideration is to be paid to the other occupants of the building. In this connection, explicit reference is made to art. 257f of the Code of Obligations;

-

to comply with any house rules of the lessor. The cleaning of the rental property is the tenant’s responsibility. In addition, the tenant shall provide rough cleaning of their forecourt and the delivery area. Other obligations shall be subject to special agreement.

8.	Additional costs

No additional costs are included in the above-mentioned agreed rent. The parties agree that additional costs listed in point 5 shall be charged as follows:

-	Heating and hot water costs according to heat meters or according to a percentage key which was determined by the heating installer; otherwise, in proportion to the spatial volumes that need heating;
-	Operating costs and common charges;
-	Consumption costs: insofar as separate meters are fitted, according to consumption, otherwise according to rental areas;
-	Other costs: in proportion to the rental areas.

The tenant shall make payments on account for the presumed costs. These payments on account are to be invoiced annually on the basis of the actual expenses. Only one invoice shall be issued per year. When moving out, there shall be no entitlement to any interim calculation. Any differences in favour or to the detriment of the tenant are to be made up within 30 days after presentation of the invoice.

9.  Rent adjustments

9.1 Contracts with a minimum term of at least five years

If the minimum term of the contract is five years or more, the rent shall be indexed. It can be adjusted once a year to the last known status of the national consumer price index.

The formula is as follows: initial rent x new index : index on conclusion of the contract.

The rent increase shall be notified at least 30 days before it comes into force via an official form. Rent increases shall also be possible during the fixed term of the contract where these are due to value-adding expenditure and for the adjustment of contributions to additional costs. Such rent adjustments must be notified via an official form in compliance with a three-month notice period.

9.2  After expiry of the term of the lease

Rent adjustments and other amendments to the contract must be communicated via the official form in compliance with the contractual notice period plus 10 days on a contractual notice date.

10.  Maintenance and repairs

10.1  Lessor’s duty of maintenance

During the period of the lease, the lessor undertakes to keep the rental property in a suitable condition for the contractually agreed use and to carry out the necessary repairs, unless they are to be paid for by the tenant according to point 10.2 below. The lessor shall arrange urgent repairs without delay and non-urgent ones within a reasonable period of time. If this is not the case, then the tenant is entitled to rights according to art. 259a et seq. of the Code of Obligations.

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10.2  Minor maintenance

The tenant must carry out, or have carried out, all minor cleaning work and repairs which are necessary for normal use of the rental property in a professional way at their own expense (Code of Obligations 259). The tenant’s repair obligation shall apply to all defects that come to light during the period of the lease, irrespective of whether they caused them.

If the tenant takes over ventilation systems, dishwashers, automatic washing machines or tumble driers for their sole use, they must bear the maintenance costs.

The following are deemed to be minor repairs in terms of art. 259 of the Code of Obligations, irrespective of any invoice amount, and in particular the maintenance of:

-	the door locks and door handles, cupboard locks and other locks;
-	the electrical switches, sockets and fuses;
-	the bulbs, fluorescent tubes, telephone, radio and television connections;
-	the belts, cords and cranks of blinds, roller blinds and venetian blinds;
-	replacement of seals on taps or other sanitary fittings and simple repairs on cisterns;
-	glass panels. Panels which are merely cracked are to be replaced at the latest at the end of the lease;
-	shower hoses and toilet seats (including replacement), along with sanitary switching and sealing apparatus and similar equipment;
-	drainage pipes and traps as far as the connection to the main pipe (cleaning and unblocking).

Hot water boilers are to be descaled if five years have passed since the last descaling; otherwise the tenant shall pay the appropriate portion per year of the period of the lease – and in any case since the last descaling carried out by them. If the lessor provides the descaling, they shall calculate costs via the calculation of additional costs or they shall receive an annual proportion of costs.

Otherwise, all repairs up to an amount of 1 percent of the annual rent shall be deemed to be minor repairs.

The tenant must not have any repairs carried out for the account of the lessor. Rights according to art. 259, letter b of the Code of Obligations are reserved.

The tenant is not permitted to make any changes or repairs of their own of any kind without the lessor’s consent.

11.  Notification requirement in the event of defects

The tenant must notify the lessor about any defects that they do not have to remedy themselves. If the tenant fails to make the notification, they shall be liable for the damage that arises for the lessor as a result.

12.  Structural alterations to the rental property

12.1 By the lessor

If the lessor intends to carry out structural alterations to the rental property, which will result in a rent increase, after expiry of the minimum term they have to inform the tenant of this in good time, so that the tenant has a thirty-day period to think over the option of terminating the rental agreement on the next notice date.

During the minimum term, the notification period shall be three months; termination by the tenant shall not be possible in this case.

The lessor may carry out structural alterations, new installations and renovations, which will not result in any rent increase, at any time. The tenant must be notified of these in writing at least 30 days before the work begins and the work must not be done at an inappropriate time or when the lease agreement has been terminated. If contractual use of the rental property is significantly diminished by this, the lessor must compensate the tenant in an appropriate way.

Work on the rental property which is necessary to rectify defects or remedy or prevent damage can be carried out at any time.

Tenants who do not maintain access to their rental property for such alterations, new installations, renovations, repairs or remedial work on structural defects and warranty deficiencies shall be liable for any damages that arise from this.

12.2  By the tenant

12.2.1  Within the rental property

Alterations to the rental property are only permitted with the lessor’s written consent. This must state whether and under what circumstances such investments are to be removed or compensated when the tenant moves out. The plans and cost estimates must be presented to the lessor. Any possible official authorisations must be obtained by the tenant. They must also take out the usual building insurance policies or bear the costs of these. Where the investments are larger, in order to avoid any builders’ liens, the lessor shall be entitled to demand that the anticipated costs are secured in a blocked account or via a bank guarantee. If there is no written agreement by the lessor, the lessor can demand that the property is restored to its original condition when the tenant moves out. If this is waived, the tenant is not entitled to any claim for compensation for the fittings that have been installed.

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12.2.2  Alterations outside the rental property

Elements of the façade do not form part of the tenant’s lease agreement. The attachment of installations and fixtures outside the rental property (e.g. blinds, signs, billboards, display cases, aerials) along with alterations to existing installations and fixtures must only be carried out with the explicit consent of the lessor.

The lessor’s consent also extends to the site, size, colour and material, which in particular applies with regard to the company plaques and advertising boards and also to other advertising fixtures. The tenant has the right to affix a company nameplate of the usual size at an appropriate location at the entrance to the building at their own expense. In order to achieve a consistent style for the whole building, all plaques shall be made by a tradesman who is to be specified by the lessor. If the façade or the walls in the stairwell are repaired or altered, the tenant must carry out the removal and re-fixing of the signs and publicity fixtures at their own expense in accordance with the lessor’s instructions.

Any possible official authorisations are to be obtained by the tenant.

13.  Subletting and transfer of the lease agreement

The subletting and transfer of the lease to a third party are only permitted with the written consent of the lessor. Assignment of the lease agreement is not possible.

14.  Assumption of risks, civil liability, insurances

The tenant shall bear the risk of damage to and loss of their fixtures and fittings, as well as of the glass panels, particularly the risk of theft, fire, explosion, water and glass breakage damage to windows, doors and display windows which are only of use to the tenant. They shall explicitly waive any right to assert a claim with respect to the lessor based on such damage. The statutory liability of the building owner in accordance with the Code of Obligations shall be reserved. The tenant is recommended to take out appropriate property insurance. If fixtures of the tenant are included in the obligatory cantonal building insurance and if the premiums for these are collected from the lessor, then these are to be reimbursed to the lessor after invoicing.

15.  Security

Any agreed security is to be provided in the form of a bank guarantee given by a Swiss bank. If the parties agree on another form of security, a written agreement is to be made about this.

The security serves to guarantee all claims based on the lease agreement, including any possible legal costs (court costs and costs for the parties).

16.  Right of access

The lessor reserves the right to access the rental property in the presence of the tenant in order to exercise their ownership and supervisory right. Without the written consent of the tenant, the lessor shall not be entitled to have a key to the rental property and to enter it. If the lease agreement is terminated, then the tenant has the obligation to allow access to prospective tenants, whether accompanied by the lessor or not. The same shall apply if the property is sold. Consideration must be given to the tenant’s interests.

The lessor must inform the tenant about the appointment in good time, usually 48 hours in advance. As a rule, standard business hours shall apply. If the tenant is not present on site, they must ensure that access to the rental property is guaranteed in emergencies (water damage, fire risk, etc.). In the event of failure to do so, they shall be liable for any damages arising.

17.  Return of the property

The premises designated under “rental property” shall be returned at the latest at 12.00 pm on the day after the end of the lease. If this date falls on a Saturday, Sunday or publicly recognised holiday, the property shall be returned on the next working day. The tenant shall be liable for damages arising from a delay in returning the rental property. Taking into account depreciation and the defects established in the handover report or at the start of the lease, the tenant shall hand over the rental property fully vacated, professionally restored and cleaned. When the property is returned, all keys must be handed over. The keys which were subsequently made at the tenant’s expense are to be surrendered to the lessor without any compensation. Alterations to the lock system due to missing keys shall be borne by the tenant. Defects for which the tenant is to be held liable are to be listed in a return report and this is to be signed by the tenant. If this is not possible, the lessor must inform the tenant of the defects without delay. The same shall apply to defects which are discovered at a later stage and which were not detectable with normal care at the time of the return.

18.  Amendments to the contract

Any amendment to this contract must be in writing if it is to be valid.

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19.  Address for service

The address of the rental property shall be deemed to be the address for service of the tenant(s). A communication shall be deemed to be served when it arrives at the tenant’s premises or is ready for collection at the post office.

20.  Special agreements

These are to be made in writing. Insofar as they contradict these general provisions, they take precedence over them.

Annexes

Building rules

XKey list

XPlans of the rental property

XStructural description of the rental property

XSpecial provisions nos. 1 + 2

21.  Rent retention

The rent specified in point 5 does not cover costs.

There is a rent reserve of    % and the right is reserved to assert a claim to this at a later stage. It is justified as follows:

This contract is deemed to be correct in all parts and is signed.

Place, date:2562 Port, 22 January 2019

The tenant:STAAR Surgical Ltd:The lessor:GZK Real Estate Ltd:

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GZK

GZK REAL ESTATE LTD

In summary, the gross consideration is as follows:

1,507.77 m2	at CHF 158.00	Net rent		CHF	238,227.65
22 parking places	at CHF 40.00	880.00 per month	x 12 months	CHF	10,560.00
10 parking places	at CHF 75.00	750.00 per month	x 12 months	CHF	9,000.00
NET	rent per	year		CHF	257,787.65
On account	additional costs	12 x 2,000.00		CHF	24,000.00
				CHF	281,787.65
7.70%	VAT			CHF	21,697.65

Gross	rent per	year		CHF	303,485.30

Gross	rent per	month		CHF	25,290.45

Allmendstrasse 11 / CH-2562 Port / Tel. +41 79 251 36 31

Switchboard: 032 332 70 70 / Bank details: CS Bern, UBS Biel

GZK

GZK REAL ESTATE LTD

Special provisions no. 1

Annex to rental contract LG Portstrasse 35, 2555 Brügg, 2nd floor

Tenant: STAAR Surgical Ltd, Hauptstr. 104, 2560 Nidau

The lessor, GZK Real Estate Ltd, Allmendstr. 11, 2562 Port, shall bear investment costs of a maximum of CHF 250,000.00 for the following realisations:

-	Electrical systems
-	Heating and ventilation systems
-	Air conditioning system of older part; did not previously exist in these areas
-	Carpentry work
-	Repair of floors
-	Ceiling adaptation in general
-	Demolition of certain partition walls

2562 Port, 22 January 2019

Allmendstrasse 11 / CH-2562 Port / Tel. +41 79 251 36 31

Switchboard: 032 332 70 70 / Bank details: CS Bern, UBS Biel

GZK

GZK REAL ESTATE LTD

Special provisions no. 2

Annex to rental contract LG Portstrasse 35, 2555 Brügg, 2nd floor

Tenant: STAAR Surgical Ltd, Hauptstr. 104, 2560 Nidau

Structural alterations in the rented premises:

At the end of the lease agreement, the structural alterations undertaken by the tenant are to be reversed or these shall be taken over by the subsequent tenant under the same rights and obligations.

2562 Port, 22 January 2019

Allmendstrasse 11 / CH-2562 Port / Tel. +41 79 251 36 31

Switchboard: 032 332 70 70 / Bank details: CS Bern, UBS Biel